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                                                                   EXHIBIT 10.14

                     AMERICAN PHARMACEUTICAL PARTNERS, INC
                       COMPENSATION PROTECTION AGREEMENT

     THIS COMPENSATION PROTECTION AGREEMENT (this "Agreement"), made effective as of the 20th day of November, 2001, by and between American Pharmaceutical Partners, Inc., a corporation incorporated under the laws of California (the "Company"), and Jeffrey M. Yordon ("Protected Officer").

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that apprehension regarding termination of employment can result in significant distractions of its key management personnel;

     WHEREAS, the Board recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

     WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its shareholders to retain the services of Protected Officer and to ensure Protected Officer's continued dedication and efforts in such event without undue concern for Protected Officer's personal financial and employment security; and

     WHEREAS, in order to induce Protected Officer to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with Protected Officer to provide Protected Officer with certain benefits in the event Protected Officer's employment is terminated;

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.   TERM OF AGREEMENT.

     This Agreement shall commence as the date hereof (the "Effective Date") and shall continue in effect until the third anniversary of the Effective Date; provided, that commencing on the third anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or Protected Officer shall have given written notice to the other at least ninety
(90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change in Control.

2.   DEFINITIONS.

     2.1 Accrued Compensation. "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without

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limitation, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Protected Officer on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay.

     2.2 Base Amount. "Base Amount" shall mean the amount of Protected Officer's annual base salary at the greater of the rate in effect immediately prior to the Change in Control (if applicable) or the rate in effect on the Termination Date, and shall include all amounts of Protected Officer's base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

     2.3 Bonus Amount. "Bonus Amount" shall mean an amount equal to the average of the last two annual incentive payments paid or payable to Protected Officer prior to the Termination Date under the Company's cash bonus incentive plan(s).

     2.4 Cause. A termination of employment is for "Cause" if Protected Officer has been convicted of a felony involving fraud or dishonesty or the termination is evidenced by a resolution adopted in good faith by the Board to the effect that Protected Officer (i) continually failed substantially to perform Protected Officer's reasonably assigned duties with the Company (other than a failure resulting from Protected Officer's incapacity due to physical or mental illness or, following a Change in Control, from Protected Officer's assignment of duties that would constitute Good Reason (as hereinafter defined)), which failure continued for a period of at least ten (10) days after a written notice of demand for substantial performance has been delivered to Protected Officer specifying the manner in which Protected Officer has failed substantially to perform, or (ii) engaged in conduct which is demonstrably and materially injurious to the Company.

     2.5 Change in Control. "Change in Control" shall mean any of the following:

          (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any Person (as the term "person" is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (other than by American BioSciences, Inc. or Persons in connection with an initial public offering of the Company's common stock), immediately after which such Person has Beneficial Ownership (as the term "beneficial ownership" is defined under Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) the

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Company or any Subsidiary, or (iii) any Person in connection with a Non-Control
Transaction (as hereinafter defined);

          (b) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, that if the appointment, election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

          (c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as "Non-Control Transactions"):

               (1) the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

               (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

         (d) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

         (e) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change in Control.

         (f) Notwithstanding the foregoing provisions of this Section 2.5, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that

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if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         (g) Notwithstanding anything contained in this Agreement to the contrary, if Protected Officer's employment is terminated prior to a Change in Control and the Board determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to Protected Officer shall mean the date immediately prior to the date of such termination of Protected Officer's employment.

     2.6 Company. The "Company" shall mean American Pharmaceutical Partners, Inc. and shall include its "Successors and Assigns" (as hereinafter defined).

     2.7 Disability. "Disability" shall mean a physical or mental infirmity which impairs Protected Officer's ability to substantially perform Protected Officer's duties with the Company for a period of one hundred eighty (180) consecutive days; provided, that Protected Officer has not returned to Protected Officer's full-time employment prior to the Termination Date as stated in the Notice of Termination (as hereinafter defined).

     2.8  Good Reason.

          (a) "Good Reason" shall mean the occurrence of any of the events or conditions described in subsections (i) through (v) hereof:

               (i) (A) a change in Protected Officer's status or responsibilities which represents a material and adverse change from Protected Officer's status or responsibilities, or (B) the assignment to Protected Officer of any duties or responsibilities which are materially inconsistent with Protected Officer's status or responsibilities;

               (ii) a reduction in Protected Officer's base salary to a level below that in effect at any time previously (except to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company);

               (iii) the Company's requiring Protected Officer to be based at any place outside a 50-mile radius from Protected Officer's job location or residence without Protected Officer's written consent, except for travel that is reasonably necessary in connection with the Company's business;

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               (iv) the insolvency or the filing (by any party, including the
Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

               (v) the failure of the Company to obtain an agreement, satisfactory to Protected Officer, from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

          (b) Protected Officer's right to terminate Protected Officer's employment pursuant to this Section 2.8 shall not be affected by Protected Officer's incapacity due to physical or mental illness. Protected Officer must determine whether to invoke the right to terminate employment pursuant to
Section 2.8(a)(i) or 2.8(a)(iii) within ninety (90) days of the change in status or relocation referred to therein.

     2.9 Notice of Termination. "Notice of Termination" shall mean a written notice from the Company of termination of Protected Officer's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Protected Officer's employment under the provision so indicated.

     2.10 Pro-Rata Bonus. "Pro-Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

     2.11 Successors and Assigns. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

     2.12 Termination Date. "Termination Date" shall mean (i) in the case of Protected Officer's death, Protected Officer's date of death, (ii) in the case of Good Reason, the last day of Protected Officer's employment, and (iii) in all other cases, the date specified in the Notice of Termination; provided, that if Protected Officer's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Protected Officer; and provided, further, that in the case of Disability, Protected Officer shall not have returned to the full-time performance of Protected Officer's duties during such period of at least thirty (30) days.

3.   PROTECTED OFFICER OBLIGATIONS.

     During the term of this Agreement, and excluding any periods of vacation and leave due to sickness or Disability to which Protected Officer is entitled, Protected Officer agrees to devote his full time and attention spent on business matters to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Protected Officer by the Company, to use Protected Officer's reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that it shall not be a violation of this Agreement for Protected Officer to,

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without limitation, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments and (iv) perform such other activities as the Board may approve, so long as such activities do not interfere materially with the performance of Protected Officer's responsibilities as an employee of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by Protected Officer prior to the date of a Change of Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of Protected Officer's responsibilities to the Company.

4.  TERMINATION OF EMPLOYMENT NOT IN CONNECTION WITH A CHANGE IN CONTROL.

    4.1 The Protected Officer shall be entitled to the following compensation and benefits if, during the term of this Agreement, Protected Officer's employment with the Company shall be terminated prior to a Change in Control or Protected Officer's employment with the Company shall be terminated at any time after the first anniversary of the occurrence of a Change in Control:

         (a) If Protected Officer's employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Protected Officer's death, (iii) due to Protected Officer's retirement pursuant to the Company's policies applying to executive officers generally, or (iv) by Protected Officer for any reason, the Company shall pay to Protected Officer the Accrued Compensation;

         (b) If Protected Officer's employment with the Company shall be terminated by the Company without Cause, Protected Officer shall be entitled to the following:

               (i) the Company shall pay Protected Officer all Accrued Compensation and a Pro-Rata Bonus;

               (ii) the Company shall pay Protected Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to two (2) times the sum of (A) the Base Amount and (B) the Bonus Amount;

               (iii) until the second (2nd) anniversary of the Termination Date, Protected Officer shall have such rights with respect to benefits provided by the Company, including without limitation life insurance, disability, medical, dental and hospitalization benefits and pension and retirement benefits as were provided to Protected Officer as of the Effective Date or, if greater, at any time within ninety (90) days preceding the Termination Date; provided that such benefits shall be offset or reduced by the amount of benefits provided to Protected Officer by any subsequent employer prior to the second anniversary of the Termination Date; and

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              (iv) the restrictions on any outstanding incentive awards
(including restricted stock and granted performance shares or units) granted to Protected Officer under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to Protected Officer shall become immediately exercisable and shall become 100% vested and all performance units granted to Protected Officer shall become 100% vested.

          (c)  The amounts provided for in Sections 4.1(a) and 4.1(b)(i), and
(ii) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).

          (d) The Protected Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as set forth in Section 4.1(b)(iii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Protected Officer in any subsequent employment.

     4.2 Cooperation. Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 4.1(b)(ii) hereof is conditional upon Protected Officer reasonably cooperating with the Company in connection with all matters relating to Protected Officer's employment with the Company and assisting the Company as reasonably requested in transitioning Protected Officer's responsibilities to Protected Officer's replacement as well as upon Protected Officer refraining from doing or saying anything derogatory about the Company or its businesses or personnel; provided, that Protected Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

5.   TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

     5.1 Termination Benefits. If, during the term of this Agreement, Protected Officer's employment with the Company shall be terminated within twelve (12) months following a Change in Control, Protected Officer shall be entitled to the following compensation and benefits:

          (a) If Protected Officer's employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Protected Officer's death, (iii) due to Protected Officer's retirement pursuant to the Company's policies applying to executive officers generally, or (iv) by Protected Officer other than for Good Reason, the Company shall pay to Protected Officer the Accrued Compensation;

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          (b)  If Protected Officer's employment with the Company shall be terminated for any reason other than as specified in Section 5.1(a), Protected Officer shall be entitled to the following:

               (i) the Company shall pay Protected Officer all Accrued Compensation and a Pro-Rata Bonus;

               (ii) the Company shall pay Protected Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to two (2) times the sum of (A) the Base Amount and (B) the Bonus Amount;

               (iii) until the second (2nd) anniversary of the Termination Date, Protected Officer shall have such rights with respect to benefits provided by the Company, including without limitation life insurance, disability, medical, dental and hospitalization benefits and pension and retirement benefits as were provided to Protected Officer as of the Effective Date or, if greater, at any time within ninety (90) days preceding the date of the Change in Control; provided that such benefits shall be offset or reduced by the amount of benefits provided to Protected Officer by any subsequent employer prior to the second anniversary of the Termination Date; and

               (iv) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to Protected Officer under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to Protected Officer shall become immediately exercisable and shall become 100% vested and all performance units granted to Protected Officer shall become 100% vested.

          (c)  The amounts provided for in Sections 5.1(a) and 5.1(b)(i), and
(ii) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).

          (d) The Protected Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as set forth in Section 5.1(b)(iii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Protected Officer in any subsequent employment.

     5.2 Cooperation. Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 5.1(b)(ii) hereof is conditional upon (a) Protected Officer's compliance with the provisions of
Section 8, (b) Protected Officer reasonably cooperating with the Company in connection with any Change of Control or proposed Change of Control and all matters relating to Protected Officer's employment with the Company, (c) Protected Officer assisting the Company as reasonably requested in transitioning Protected Officer's responsibilities to Protected Officer's replacement, and (d) Protected Officer refraining from doing or saying anything

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derogatory about the Company or its businesses or personnel; provided, that
Protected Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

     5.3  Excise Tax Payments.

          (a) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to Protected Officer or for Protected Officer's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Protected Officer's employment with the Company or a Change in Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Protected Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Protected Officer will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Protected Officer of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Protected Officer's failure to file timely a tax return or pay taxes shown due on Protected Officer's return) imposed with respect to such taxes and the Excise
Tax), including any Excise Tax imposed upon the Gross-Up Payment, Protected Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to Protected Officer within fifteen (15) days of the Termination Date, if applicable, or such other time as requested by Protected Officer (provided Protected Officer reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Protected Officer, the Company shall furnish Protected Officer, at the Company's expense, with an opinion reasonably acceptable to Protected Officer from the Company's accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Protected Officer) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 5.3(b) shall be paid by the Company to Protected Officer within five (5) days of receipt of the Determination.

          (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment").

               (1) An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to Protected Officer from any governmental taxing authority that Protected Officer's tax liability (whether in respect of Protected Officer's current taxable year or in respect of any prior taxable year) may be increased by reason of

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the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, or (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, Protected Officer shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Protected Officer an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Protected Officer's failure to file timely a tax return or pay taxes shown due on Protected Officer's return) imposed on the Underpayment.

               (2) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Protected Officer had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when Protected Officer has received from the applicable government taxing authority a refund of taxes or other reduction in Protected Officer's tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Protected Officer and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Protected Officer's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Protected Officer, which loan Protected Officer must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Protected Officer to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Protected Officer is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

          (d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

6.   OTHER BENEFIT POLICIES.

     The severance pay and benefits provided for in Sections 4 or 5 shall be in lieu of any other severance or termination pay to which Protected Officer may be entitled under any Company severance or termination plan, program, practice or arrangement. The Protected Officer's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable

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programs, policies and practices then in effect. The Company may condition the payment to Protected Officer of severance benefits pursuant to Section 4.1(b)(ii) or Section 5.1(b)(ii) upon Protected Officer's delivery of a reasonable form of release in favor of the Company containing customary terms and conditions for the release of employment related claims. Nothing in this Agreement shall alter Protected Officer's status as an "at will" employee of the Company.

7.   NOTICE OF TERMINATION.

     Any purported termination of Protected Officer's employment by the Company shall be communicated by Notice of Termination to Protected Officer. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

8.   CONFIDENTIAL INFORMATION.

     8.1 Confidence. Protected Officer shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Protected Officer in the course of Protected Officer's employment by the Company and which shall not be public knowledge (other than by acts by Protected Officer in violation of this Agreement) ("Confidential Information"). Whether before or after termination of the Protected Officer's employment with the Company, Protected Officer shall not, without the prior written consent of the Company, communicate, use or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Protected Officer to carry out his or her responsibilities as an executive of the Company. Confidential Information shall not include information which is required to be disclosed pursuant to law, provided Protected Officer uses reasonable efforts to give the Company reasonable notice of such required disclosure.

     8.2 Remedies. Protected Officer agrees that any breach or threatened breach by Protected Officer of this Section 8 will entitle the Company to defer or withhold any amounts otherwise payable to Protected Officer under this Agreement.

9.  COVENANT NOT TO COMPETE.

    9.1 Non-Competition. In the event that Protected Officer receives severance payments pursuant to Section 4.1(b)(ii) or 5.1(b)(ii), Protected Officer agrees that, from the date of Protected Officer's receipt of such payment until the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following the Change in Control (if applicable), Protected Officer will not, directly or indirectly, engage in any business activity that is or may reasonably be found to be in competition with the business of the Company and its subsidiaries as such business may exist at any time from the Effective Date through the Termination Date, unless Protected Officer can demonstrate that any action that otherwise would contravene this Section 9.1 was done without use in any way of Confidential Information; provided, that nothing in

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this Agreement shall be deemed to prohibit Protected Officer from owning not more than five percent (5%) of any class of publicly traded securities of a competitor.

     9.2 Non-Solicitation. Protected Officer agrees that from the date hereof to the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following the Change in Control (if applicable), Protected Officer will not:

          (a) Solicit, raid, entice or induce any employee of the Company to be employed by any competitor of the Company (except to the extent that such employee has first responded to a general advertisement or general employment search by Protected Officer's place of employment at the time);

          (b) Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation which was, at any time during Protected Officer's employment hereunder, a customer of the Company; or

          (c)  Assist a competitor in taking such action.

     9.3 Remedies. Protected Officer agrees that any breach or threatened breach by Protected Officer of any provision of this Section 9 will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company.

10.  EXCLUSIVE REMEDY.

     10.1 Protected Officer's right to salary continuation and other severance benefits pursuant to Sections 4 and 5 shall be Protected Officer's sole and exclusive remedy for any termination of Protected Officer's employment by the Company other than for Death, Disability or Cause or by Protected Officer for Good Reason. The payments, severance benefits and severance protections provided to Protected Officer pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, except as may be expressly provided in writing under the terms of any plan or policy of the Company, or in a written agreement between the Company and Protected Officer entered into after the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Protected Officer's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Protected Officer may qualify, nor shall anything herein limit or reduce such rights as Protected Officer may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Protected Officer is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

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

     10.2 Except as provided in Section 16(i), the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Protected Officer may reasonably incur as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement which is ultimately decided in favor of Protected Officer.

11.  SUCCESSORS; BINDING AGREEMENT.

     11.1 This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

     11.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Protected Officer or Protected Officer's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Protected Officer's legal personal representative.

12.  FEES AND EXPENSES.

     Except as provided in Section 16(i), the Company shall pay all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel) incurred by Protected Officer as they become due as a result of (a) Protected Officer's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (b) Protected Officer's seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with any Dispute) or by any other plan or arrangement maintained by the Company under which Protected Officer is or may be entitled to receive benefits; provided, that the circumstances set forth in this Section 12 (other than as a result of Protected Officer's termination of employment under circumstances described in Section 2.5(g)) occurred on or after a Change in Control.

13.  NOTICE.

     Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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

14.  SETTLEMENT OF CLAIMS.

     The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Protected Officer or others.

15.  MISCELLANEOUS

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Protected Officer and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

16.  GOVERNING LAW; ARBITRATION.

          (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

          (b) Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          (c) It is the express agreement of the parties that the provisions of this Section, including the rules of the AAA , as modified by the terms of this
Section 16, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of Illinois, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of Illinois, as modified herein, shall prevail. To the extent this
Section 16 is deemed a separate agreement, independent from this Agreement, Sections 12, 13, 15, 17 and 18 are incorporated herein by reference. Either party (the "Initiating Party") may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the "Respondent") in accordance with Section 13. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the

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

arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings.

          (d) The place of arbitration shall be Chicago, Illinois, or any other place selected by mutual agreement.

          (e) The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party's Demand for Arbitration has been communicated to the other party, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of Protected Officer and the Company within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section 16, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA. Any award shall be rendered by a majority of the members of the board of arbitration.

          (f) An award rendered in connection with an arbitration pursuant to this Section 16 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

          (g) The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

          (h) With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (ii) any federal court sitting in Chicago, Illinois, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

          (i) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys' fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. The prevailing party shall be entitled to recover its attorneys' fees from the other party. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Illinois could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

          (j) The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

17.  SEVERABILITY.

     The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof.

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

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Protected Officer has executed this Agreement as of the day and year first above written.

                                   AMERICAN PHARMACEUTICAL
                                   PARTNERS, INC.,
                                   a California corporation

ATTEST:
                                   By: /s/ Patrick Soon-Shiong
                                       ----------------------------------------
                                   Name:  Patrick Soon-Shiong, M.D.
                                   Title:  President and Chief Executive Officer

                                   Secretary: __________________________________


                                   PROTECTED OFFICER

                                   /s/ Jeffrey M. Yordon
                                   ____________________________________________
                                   Signature

                                       Jeffrey M. Yordon
                                   ____________________________________________
                                   Print Name

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